Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                       MONTHLY REPORT - December 2003
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,045,797.810 units) at November 30, 2003     $2,642,417,714
Additions of 34,512.220 units on December 31, 2003                 90,814,369
Redemptions of (5,546.497) units on December 31, 2003             (14,594,887)
Offering Costs                                                     (1,387,938)
Net Income (Loss) - December 2003                                 110,851,367
                                                               --------------

Net Asset Value (1,074,763.533 units) at December 31, 2003     $2,828,100,625
                                                               ==============

Net Asset Value per Unit at December 31, 2003                  $     2,631.37
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $  (26,563,971)
    Change in unrealized                                           26,488,365

  Gains (losses) on forward and swap contracts:
    Realized                                                      338,144,381
    Change in unrealized                                         (195,286,365)
  Interest income                                                   1,897,055
                                                               --------------

                                                                  144,679,465
                                                               --------------

Expenses:
  Brokerage fee                                                    17,090,667
  Performance fee                                                  16,492,231
  Operating expenses                                                  245,200
                                                               --------------

                                                                   33,828,098
                                                               --------------

Net Income (Loss) - December 2003                              $  110,851,367
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on December 31, 2003                    $   2,631.37

Net Asset Value per Unit on November 30, 2003                    $   2,526.70

Unit Value Monthly Gain (Loss) %                                        4.14 %

Fund 2003 calendar YTD Gain (Loss) %                                   17.68 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

Positive performance and a rising Stock Market...

We are pleased to report a strong finish to a remarkable year in which the simultaneous fall in the US dollar and the rise in US equity prices surprised many traders and analysts. In times such as these we appreciate the value of a disciplined, systematic investment methodology which can be consistently applied irrespective of conventional wisdom or currently-breaking news.

A substantial portion of our first quarter gains were generated from the market response to concerns about the impending war with Iraq, but an initial calming in the second quarter ended with one of the most dramatic drops in the prices of US Treasuries in 20 years, wiping out almost all of our gains in the interest rates sector. In the second half of 2003, profits were derived primarily from short positions in the US dollar and long positions in global equity indices. These positions were also responsible for most of the gains for the full year.

We cannot predict what the big story of 2004 will be, whether it is higher interest rates, a new bull market in equities, or continuing geopolitical and economic uncertainty. Perhaps it will be none of the above, but whatever it is, we do look forward to the challenges and opportunities that the New Year will bring.

We wish you good health and prosperity in 2004, and thank you for the opportunity to serve your investment needs.

Sincerely,

Bruce Cleland
President & CEO